EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13G with respect to the Common Stock, par value $0.0001 per share, of Globalstar, Inc., dated as of June 24, 2011, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date: June 24, 2011	STARK OFFSHORE MANAGEMENT LLC

	By:	/s/ Brian J. Stark
Brian J. Stark
Managing Member

Date: June 24, 2011	STARK CRITERION MANAGEMENT LLC

	By:	/s/ Brian J. Stark
Brian J. Stark
Managing Member